                                                                    Exhibit 99.3


                       Report of Independent Accountants


To the Board of Directors of
Chase Manhattan Bank USA, N.A.

We have examined management's assertion, included in the accompanying Management Report on Internal Control Over Servicing of Securitized Automobile Financing Receivables that the Chase Manhattan Bank USA, N.A. maintained effective internal control over servicing of securitized automobile financing receivables as of December 31, 2001, based upon the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management is responsible for maintaining effective internal control over such functions. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over servicing of the securitized automobile financing receivables, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatement due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over servicing of the securitized automobile financing receivables to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that, the Chase Manhattan Bank USA, N.A. maintained effective internal control over servicing of securitized automobile financing receivables as of December 31, 2001, is fairly stated, in all material respects, based upon the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

March 25, 2002